SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 24, 2009

NATURAL BLUE RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-128060	133-134389
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2150 South 1300 East, Suite 500 Salt Lake City, Utah		84106
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 739-3945

(Former Name or Former Address, if Changed Since Last Report): Datameg Corporation

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 24, 2009, Natural Blue Resources, Inc. (the "Company"or "NTUR") (1) effected a 1 for 100 reverse stock split, (2) closed a share exchange transaction, described below, pursuant to which the Company became the 100% parent of Natural Blue Resources, Inc., a Nevada corporation, ("NBR"), (3) changed its name from Datameg Corporation, a Delaware corporation, to Natural Blue Resources, Inc., a Delaware corporation, and (4) changed its trading symbol from DTMG to NTUR.

Transaction Information - Acquisition of Natural Blue Resources, Inc.

Summary Term Sheet

  On April 14, 2009, the Company entered into a Share Exchange Agreement to acquire Natural Blue Resources, Inc. ("NBR"), a Nevada corporation.
  The acquisition was subject to the consent of a majority of the Company’s shareholders and to the consent of each of NBR’s shareholders. Those consents were obtained.
  To effect the Share Exchange Agreement, the Company’s current shareholders consented to a 1 for 100 reverse stock split reducing the Company’s outstanding shares to 4,928,511 common shares. The reverse stock split became effective on July 24, 2009.
  Pursuant to board resolutions of the Company and NBR, the shareholders of NBR have exchanged their rights to receive 44,661,585 restricted common shares for 44,356,598 of the Company's restricted common stock to be issued by the Company’s Transfer Agent, resulting in a change of control whereby NBR’s former shareholders now own ninety percent (90%) of the post reverse stock split issued and outstanding capital stock of the Company. After the issuance of stock by the Transfer Agent, the Company’s total issued and outstanding stock will be 49,285,109 shares.
  The Company now owns all of NBR’s issued and outstanding stock. NBR is now a wholly owned subsidiary of the Company.

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the aforementioned Share Exchange Agreement and board resolutions, the Company directed its Transfer Agent to issue 44,356,598 of the Company's restricted common stock in exchange for their rights to receive 44,661,585 NBR restricted common shares. The exchange of NBR shares for Company shares is a sale within the meaning of Rule 145. The Company is relying on the exemptions under Section 4(2) of the Securities Act of 1933 (The "Act") and Rule 506 of Regulation D promulgated thereunder for the share exchange (sale).

Item 5.01 Changes in Control of Registrant

Pursuant to the aforementioned Share Exchange Agreement and board resolutions, the former shareholders of NBR now beneficially own ninety percent (90%) of the post reverse stock split issued and outstanding capital stock of the Company as of July 24, 2009. The Company now owns all of NBR’s issued and outstanding stock. NBR is now a wholly owned subsidiary of the Company. Pursuant to the Share Exchange Agreement, upon compliance with the requirements of Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder designees of NBR shall be appointed to serve the vacant unexpired terms of office of former members of Datameg's Board of Directors.

Item 8.01 Other Events

Holders of stock certificates bearing the name Datameg Corporation may continue to hold them and are not required to exchange them for new certificates or take any action. Former NBR shareholders will receive their Natural Blue Resources, Inc. stock certificates from the Company Transfer Agent without further action on their part. Shares held in brokerage accounts and other beneficial accounts will be automatically adjusted to account for the reverse stock split.

Item 9.01 Financial Statements and Exhibits

99.1 State Of Delaware Certificate of Amendment of Certificate of Incorporation for Datameg Corporation

Natural Blue Resources, Inc. (OTCBB: NTUR) is a holding company with subsidiaries in the technology industry. NTUR’s wholly-owned subsidiaries Net Symphony Corporation and QoVox Corporation design, develop and offer network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice Over Internet Protocol (VoIP). For more information on our subsidiaries, visit our web site at www.datameg.com/ir.html

Certain statements contained herein are forward looking. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. Many factors could cause actual results to differ significantly from these statement, including our history of operating losses, our need for additional financing, a failure of our products to perform as expected, introduction of competing products by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of our products and changes in the VoIP and technology industries. These risks, uncertainties and assumptions are detailed in documents filed by us with the Securities and Exchange Commission. The Company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements are made as of the date of the document in which they appear. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Blue Resources, Inc.

Dated: July 24, 2009	By:	/s/ James Murphy
James Murphy, Chairman and Chief Executive Officer